News Release

Firsthand Technology Value Fund Portfolio Company
Sunrun Files for IPO

San Jose, CA, June 25, 2015 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Sunrun, a Fund holding since 2013, has filed its plans to go public through an initial public offering (“IPO”). The number of shares and the price range for the offering have not yet been determined. Sunrun applied for listing on the NASDAQ under the ticker symbol “RUN”.

Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; and Morgan Stanley & Co. LLC will act as lead book-running managers for the proposed offering.

The Fund holds 674,820 shares of Sunrun common stock as of March 31, 2015, at an approximate average cost of $9.51 per share. The Fund’s shares are subject to a customary 180-day lockup provision.

Sunrun offers “solar-as-a-service” to residential customers. The company enables homeowners to benefit from the lower cost of solar electricity without the upfront expense of purchasing and installing the solar hardware.

Kevin Landis, CEO of Firsthand Technology Value Fund, says: "We have long been big believers in the tremendous potential of the solar industry. We are confident that Sunrun, like SolarCity before it, will continue to validate our strategy of investing in pre-IPO tech companies."

News Release

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com